Exhibit 10.47

Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan

Executive Summary of Proposal and Selected Plan Information
Introduction:
On March 23, 2017, upon recommendation of the Compensation Committee, the Board approved the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (the “Plan”), subject to stockholder approval at the 2017 Annual Meeting. The Plan will supersede the Cooper-Standard Holdings Inc. 2011 Omnibus incentive Plan (the “2011 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our executives, non-employee directors, and other employees. Equity awards are also currently outstanding under the 2011 Plan and the Cooper-Standard Holdings Inc. 2010 Management Incentive Plan (together with the 2011 Plan, the “Prior Plans”). Awards currently outstanding under the Prior Plans will remain outstanding under the applicable Prior Plan in accordance with their terms.
We believe that the adoption of the Plan is necessary in order to allow us to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to officers, other key employees and non-employee directors is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company stockholders and enable the Company to attract and retain qualified personnel.
We also are requesting stockholder approval of the material terms of the Plan, including performance measures and individual award limits, to allow awards granted under the Plan that are intended to be “performance-based compensation” under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).
If the Plan is approved by our stockholders, the Plan will become effective on May 18, 2017 (the “Effective Date”), and no further awards will be made under the 2011 Plan. If our stockholders do not approve the Plan, the 2011 Plan will remain in effect in its current form, subject to its expiration date. However, there will be insufficient shares available under the 2011 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate its officers, non-employee directors, and key employees.

Proposed Share Reserve:
A total of 2,300,000 shares of common stock are reserved for awards granted under the Plan. The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an option or stock appreciation right granted under the 2011 Plan after March 31, 2017, and 2.50 shares for every one (1) share that is subject to an award other than an option or stock appreciation right (such award, a “full-value award”) granted under the 2011 Plan after March 31, 2017. In addition, to the extent that after March 31, 2017, outstanding awards under the Prior Plans expire or are terminated without the issuance of shares, or if such awards are settled in cash, or if shares are tendered or withheld for payment of taxes on full-value awards, then the shares subject to such awards will be added to the Plan’s reserve.

The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an option or stock appreciation right and 2.50 shares for every one (1) share that is subject to a full-value award.

Impact on Dilution and Fully-Diluted Overhang:
Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team is focused on our strategic and long-term growth priorities.
The total fully-diluted overhang as of March 31, 2017, assuming that the entire share reserve is granted in stock options, would be 16.3% and the total fully-diluted overhang, assuming the share reserve is granted in full-value awards only, would be 10.5%. The Company’s historical practice, which is not currently expected to change, has been to grant a combination of stock options and full-value awards, resulting in overhang between these two levels. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of March 31, 2017.
Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities.

Expected Duration of the Share Reserve:
We expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately three years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan's reserve upon the awards' expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Governance Highlights of Plan:
Our Plan incorporates certain governance best practices, including:

☑ Minimum vesting period of one year from the date of grant for all equity-based awards granted under the Plan, with permitted exceptions up to 5% of the share reserve.
☑ No “liberal share recycling” of options or stock appreciation rights (“SARs”).
☑ No dividends or dividend equivalents on options or SARs.
☑ Dividends and dividend equivalent rights on all other awards are deferred until the restrictions imposed on such awards lapse.
☑ Minimum 100% fair market value exercise price for options and SARs.
☑ No “liberal” change of control definition and no automatic single-trigger acceleration on a change of control transaction.
☑ No repricing of options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for adjustments with respect to a change of control or an equitable adjustment in connection with certain corporate transactions.

Date of Plan Expiration:	The Plan will terminate on May 18, 2027, unless terminated earlier by the Board, but awards granted prior to such date may be extended beyond that date.
Burn Rate
The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned over each of the last three fiscal years:

	2016	2015	2014
Stock Options/SARs Granted	155,100	202,100	167,200
Stock-Settled Time-Vested Restricted Shares/Units Granted*	148,418	174,389	130,956
Stock-Settled Performance-Based Stock Units Earned*	20,339	0	0
Weighted-Average Basic Common Shares Outstanding	17,459,710	17,212,607	16,695,356

* The burn rate figures in the table above are different from disclosure in the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2014, 2015, and 2016 because this table excludes all cash-settled awards and includes performance-based equity awards in the year in which they are earned rather than the year in which they are granted. Per 10-K filings, the cash-settled time-vested restricted stock units granted in 2016, 2015, and 2014 were 5,400, 4,200, and 1,600, respectively, and performance stock units granted at target in 2014, 2015, and 2016 were 93,000, 111,200, and 86,150, respectively.
Overhang as of March 31, 2017
The following table sets forth certain information as of March 31, 2017, unless otherwise noted, with respect to the Company’s existing equity compensation plans:

Stock Options Outstanding	639,625
Weighted-Average Exercise Price of Outstanding Stock Options	$66.64
Weighted-Average Remaining Term of Outstanding Stock Options	8.4 Years
Total Stock-Settled Full-Value Awards Outstanding*	533,536
Basic common shares outstanding as of the record date (3/24/2017)	17,827,042

* Includes time-vested restricted stock units (367,818), stock-settled performance share units outstanding at target (120,214), vested and unvested deferred stock units (16,233) and unvested cash-denominated and stock-settled performance awards (29,271).

Summary of the Plan
The following is a summary of certain material features of the Plan, which is qualified in its entirety by reference to the complete terms of the Plan attached to this proxy statement as Appendix A. The closing price of a share of our common stock on the New York Stock Exchange on March 24, 2017, was $109.43.
Purpose
The purpose of the Plan is to aid the Company and its affiliates in recruiting and retaining key employees and non-employee directors of outstanding ability and to motivate such individuals to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards. The Company expects that it will benefit from the added interest which such key employees and non-employee directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
Eligible Participants
The Compensation Committee, including its delegates, may grant awards to key employees of the Company or its affiliates and non-employee directors of the Company’s Board. Currently, approximately 275 employees and 8 non-employee directors would be eligible to participate in the Plan, although the number of individuals who are selected to participate in the Plan may vary from year to year.
Available Shares
Subject to the adjustment provisions included in the Plan, a total of 2,300,000 shares (plus the shares described in the paragraph below) will be authorized for awards granted under the Plan as of the date of stockholder approval. This reserve will be reduced by a “fungible ratio” of one (1) share for every one (1) share that is subject to an option or stock appreciation right granted under the Plan, and two and a half (2.50) shares for every one (1) share that is subject to an award other than an option or stock appreciation right (such award, a “full-value award”) granted under the Plan. In addition, the share reserve will be reduced on the same fungible ratio basis for awards granted after March 31, 2017, under the 2011 Plan.
To the extent that, after March 31, 2017, (a) shares of common stock subject to an outstanding award under a Prior Plan are not issued or delivered by reason of forfeiture, expiration or settlement of such award in cash, or (b) shares are delivered to or withheld by the Company to pay the withholding taxes relating to a full-value award under the Prior Plan, then such shares of common stock will be added to the Plan’s reserve and available for new awards granted under the Plan.
Shares of common stock subject to an award granted under the Plan will be added back to the Plan’s reserve and be available for new awards if (a) such shares are not issued or delivered by reason of forfeiture, expiration or settlement of such award in cash, or (b) shares are delivered to or withheld by the Company to pay the withholding taxes relating to a full-value award.
Notwithstanding anything to the contrary, the following shares will not again be available for awards under the Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the Plan or a Prior Plan, (b) shares delivered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or stock appreciation right under the Plan or a Prior Plan, (c) shares subject to a stock appreciation right under the Plan or a Prior Plan that are not issued in connection with its stock settlement or exercise, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the Plan or a Prior Plan.
Award Limits
Subject to adjustment in accordance with the adjustment provisions of the Plan, with respect to awards intended to be “qualified performance-based compensation” under Code Section 162(m), no participant may be granted during any fiscal year of the Company:

•	Options for, and/or SARs with respect to, more than 400,000 shares of common stock;

•	Awards of restricted stock and/or restricted stock units relating to more than 200,000 shares of common stock;

•	Annual incentive award(s) having a cash payment value of more than $10,000,000 (which limit shall be proportionally reduced with respect to any performance period that is less than a whole year); and

•	Long-term incentive award(s) granted in respect of any period greater than one year, having a cash payment value of more than $10,000,000.
Notwithstanding anything to the contrary, the aggregate grant date fair value of equity awards that may be granted during any fiscal year to a non-employee director, taken together with any cash fees paid during the fiscal year to the director in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any regular committees of the Board), shall not exceed $500,000. The Board may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual directors, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Plan Administration
The Compensation Committee is the administrator of the Plan. The Compensation Committee can delegate its duties and powers to any subcommittee thereof, provided that no such delegation is permitted with respect to awards made to Section 16 participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act or does not relate to awards intended to qualify as performance-based compensation under Code Section 162(m).
The Compensation Committee has broad powers to administer and interpret the Plan, including the authority to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Compensation Committee deems necessary or desirable, and has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).
Term
Awards may be granted under the Plan from time to time until the Plan is discontinued or terminated by the Board. No award may be granted under the Plan after the tenth anniversary of the approval of the Plan by the stockholders at the annual meeting, but awards granted prior to such date may extend beyond that date.
Adjustments
In the event of any change in our outstanding shares of common stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or exchange of shares or any similar corporate transaction, or any distribution to stockholders other than regular cash dividends, the Compensation Committee shall make appropriate adjustments to the Plan or any outstanding awards, which may include (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to outstanding awards or to the Plan, (2) the maximum number of shares that may be subject to awards granted to a single participant under the plan, (3) option price or grant price and/or (4) any other affected terms of such awards, including one or more performance goals.
Minimum Vesting Requirement
Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based awards granted under the Plan shall vest no earlier than the first anniversary of the date the award is granted; provided, however, that the Compensation Committee may grant awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the authorized share reserve. (For the avoidance of doubt, this shall not be construed to limit the committee’s discretion to provide for accelerated exercisability or vesting of an award, including in cases of death, disability or a change of control.)
Dividends and Dividend Equivalents
The payment of any dividends, dividend equivalents or distributions declared or paid on shares covered by an award shall be deferred until the lapsing of the restrictions imposed upon such awards. The Compensation Committee shall determine if any such deferred dividends or distributions shall be reinvested in additional shares or credited during the deferral period with interest at a rate per annum as the Compensation Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such awards.
Change of Control
For all outstanding awards, any acceleration of vesting or settlement of an award in connection with a change of control will be determined by the Compensation Committee and set forth in each award agreement. If and to the extent determined by the Compensation Committee in the applicable agreement or otherwise, any awards outstanding immediately prior to a change of control which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be. The Compensation Committee may, but is not obligated to, with respect to some or all of the outstanding awards, (1) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee), (2) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Plan as determined by the Compensation

Committee in its sole discretion, or (3) provide that for a period of at least 15 days prior to the change of control, any options or SARs (that are settled in shares) will be exercisable as to all shares subject thereto and that upon the occurrence of the change of control, such options and SARs will terminate and be of no further force and effect.
Under the Plan, a change of control generally occurs upon the following: (a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company; (b) the date that any person or group becomes the “beneficial owner,” directly or indirectly, of 50% or more of the total voting power of the voting stock of the Company; (c) a change in the majority composition of our Board of Directors; (d) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company (subject to certain exceptions); or (e) the consummation of a plan of complete liquidation or dissolution of the Company.
Amendments and Termination
The Board may amend, alter or discontinue the Plan. However, the Board may not amend, alter or discontinue the Plan without stockholder consent if such action would (except as is provided pursuant to the adjustment provisions set forth in the Plan) increase the total number of shares reserved for the purposes of the Plan. Also, the Board may not amend, alter or discontinue the Plan without the consent of a participant if such action would diminish any of the rights of the participant under any award previously granted to such participant under the Plan; provided, however, that this restriction would not apply to amendments required by the Code or other applicable laws. Additionally, the Board may not amend the provisions of the Plan that restrict the repricing of options and SARs as described in the last paragraph under “Types of Awards - Stock Options and Stock Appreciation Rights (“SARs”).”
Types of Awards
The Plan authorizes grants of a variety of awards described below. The Compensation Committee may grant options to any participant it selects, and determines the terms and conditions of each award at the time of grant, subject to the limitations set forth in the Plan, including whether payment of awards may be subject to the achievement of performance goals. The terms and conditions of each award will be set forth in a written agreement.
Stock Options and Stock Appreciation Rights (SARs)

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A stock option entitles a participant to purchase a specified number of shares of common stock at a specified exercise price, subject to such terms and conditions as the Compensation Committee may determine. An SAR entitles a participant to receive a payment measured by the excess of the fair market value of a specified number of shares of common stock on the date on which the participant exercises the SAR over a specified grant price, subject to such terms and conditions as the Compensation Committee may determine.

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Except in the case of substitute awards granted in connection with a corporate transaction, the applicable exercise or grant price cannot be less than 100% of the fair market value of a share on the date of grant.

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All options and SARs must terminate no later than ten years after the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option or SAR would expire at a time when the holder of such award is prohibited by applicable law or by the Company's insider trading policy from exercising the option or SAR (the "Closed Window Period"), then such option or SAR shall remain exercisable until the 30th day following the end of the Closed Window Period.

•	Options and SARs do not include dividend equivalent rights.

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At the time of exercise, the option price must be paid in full in either cash, delivery of shares, by having the Company withhold a number of shares otherwise deliverable, or in a cashless exercise through a broker or similar arrangement, depending on the terms of the specific award agreement.

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If an SAR is granted in relation to an option, then unless otherwise determined by the Compensation Committee, the SAR will be exercisable or will mature at the same time and on the same conditions that the related option may be exercised or mature. Upon exercise of any number of SARs, the number of shares subject to the related option will be reduced accordingly and such option may not be exercised with respect to that number of shares. The exercise of any number of options that relate to an SAR will likewise result in an equivalent reduction in the number of shares covered by the related SAR.

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Subject to the adjustment provisions set forth in the Plan, the Compensation Committee will not, other than in connection with a change of control, take any of the following actions without the approval of the stockholders of the Company:

•	Reduce the purchase price or base price of any previously granted option or SAR;

•	Cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price; or

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Cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation.

Restricted Stock Awards and Restricted Stock Units (“RSUs”)

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Restricted stock awards are shares of common stock that are issued to a participant subject to transfer and other restrictions as the Compensation Committee may determine, such as the continued employment of the participant. RSU awards entitle the participant to receive a payment in cash or shares of common stock equal to the fair market value of one share of common stock, subject to certain restrictions as the committee may determine (such as continued employment or meeting certain performance goals).

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Restricted stock and restricted stock units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated unless and until the applicable restrictions determined by the Compensation Committee and as set forth in the applicable award agreement have lapsed.

Other Stock-Based Awards

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Subject to the terms of the Plan, the Compensation Committee may grant to participants other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares, either alone or in addition to or in conjunction with other awards, and payable in shares or in cash.

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The Compensation Committee will determine all terms and conditions of the awards; provided that any award that provides for purchase rights will be priced at no less than 100% of the fair market value of the underlying shares on the grant date of the award.

Annual Incentive Awards

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Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of an annual incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment.

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However, the Compensation Committee must require that payment of all or any portion of the amount subject to the annual incentive award is contingent on the achievement or partial achievement of one or more performance goals during the period the Compensation Committee specifies, subject to qualifications as set forth in the Plan.

•	The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant.
Long-Term Incentive Awards

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Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of a long-term incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment.

•	However, payment of any amount subject to long-term incentive award is contingent on the achievement or partial achievement of one or more performance goals during the applicable period.

•	The performance period must relate to a period of more than one fiscal year of the Company, with an exception for new employees.

•	The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant.
Performance Goals
The performance goals available to the Compensation Committee under the Plan for performance-based awards under Section 162(m) of the Code consist of one or more of the following with respect to the Company or any one or more affiliates or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; operating cash flow; free cash flow; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital; total stockholder return; relative total stockholder return; return on invested capital; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating margin; profit margin; sales performance; and internal revenue growth. Any performance goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under U.S. GAAP.
Where applicable, the performance goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or as a percentage) in the particular criterion or achievement in relation to a peer group or other index. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
As to each performance goal, the Compensation Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) unusual, infrequently occurring and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the committee designates either at the time an award is made or thereafter to the extent permitted by Code Section 162(m).
Nontransferability of Awards
No award under the Plan may be transferable or assignable other than by will or the laws of descent and distribution, except that an award agreement may provide that a participant may transfer an award to family members, a trust or entity established for estate planning purposes or a charitable organization.
Recoupment of Awards
All awards granted under the Plan, and any share of stock issued or cash paid pursuant to such awards, are subject to any recoupment, clawback, equity holding, stock ownership, or similar policies adopted by the Company from time to time and any recoupment, clawback, equity holding, stock ownership, or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.
New Plan Benefits
All awards to directors, executive officers and other key employees are made at the discretion of the Compensation Committee as authorized by the Board and the benefits and amounts that will be received or allocated under the amended Plan are not determinable at this time.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Section 162(m) of the Code
Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, chief financial officer, and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more “outside directors”; (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation’s stockholders; and (iii) the Compensation Committee certifies that the applicable performance goals are satisfied before payment of any qualified performance-based compensation is made.

Sections 409A and 280G of the Code
Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Section 409A are not complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of at the time of payment) and may be subject to an additional 20% income tax and, potentially, interest and penalties. We have sought to structure the Plan, and we expect to seek to structure awards under the Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance issued pursuant to Section 409A. To the extent that we determine that any award granted under the Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.
Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant under Code Section 4999.
Stock Options
A participant will not recognize taxable income at the time an option is granted, and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon his or her exercise of a non-qualified stock option equal to the excess of the fair market value of the share purchased over its purchase price, and the Company generally will be entitled to a corresponding deduction.
SARs
A participant will not recognize taxable income at the time SARs are granted, and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense.
Restricted Stock and Restricted Stock Units
A participant will not recognize taxable income at the time restricted stock that is subject to a substantial risk of forfeiture is granted, and the Company will not be entitled to a tax deduction at that time unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of such restrictions generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
A participant will not recognize taxable income at the time a restricted stock unit is granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Unrestricted Stock
A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time unrestricted stock is granted. The Company generally is entitled to a corresponding deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply.
Annual Incentive Awards and Long-Term Incentive Awards
A participant will not recognize taxable income at the time annual incentive awards and long-term incentive awards are granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of such awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee)

in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Dividend Equivalent Rights
A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and the Company will be entitled to a corresponding deduction in the same amount and at the same time.